Exhibit 10.23
Description of Compensation of Directors

Each Director not employed by First Data or affiliates of Kohlberg Kravis Roberts & Co. (KKR) receives the following:

•
At the time of their appointment, a one-time grant of 158,182 options to purchase shares of Class A common stock of First Data pursuant to the First Data Corporation 2015 Omnibus Incentive Plan (2015 Plan) with a strike price equal to the Fair Market Value at the time of grant to vest in equal annual installments on the first three anniversaries of the grant date.

•
Annual grant of restricted stock of First Data equivalent in value to $125,000, both at the time of their appointment and in connection with each First Data Annual Shareholder Meeting at which they continue to serve pursuant to the 2015 Plan and on the following terms:

◦	20% vesting one year from the grant date;

◦	40% vesting two years from the grant date;

◦	40% vesting three years from the grant date;

◦	Forfeiture of unvested awards upon termination of Board service for any reason other than Death or Disability; and

◦	In the event of Death or Disability, all shares shall vest immediately.

•	Annual cash retainer of $75,000 to be paid in quarterly installments on the first day of each calendar quarter.

Each non-employee Director associated with KKR receives an annual cash retainer of $40,000, payable in semi-annual installments.

All cash compensation may be deferred under the First Data 2008 Non-Employee Director Deferred Compensation Plan based upon the election made prior to each calendar year by each director. All amounts deferred will accrue earnings based on the performance of Class A common stock and are paid to the director upon termination of the director’s service, subject to acceleration of the payout under certain circumstances.

On February 14, 2017 the Board of Directors approved modifications to the terms of Mr. Forehand’s existing equity awards so that on the day of Mr. Forehand’s termination of service as a Director:

•	his existing restricted stock grants will continue to vest under their existing terms, and

•	his existing stock option can be exercised for a period of three years (but in no event past the original term of the option).